Exhibit 99

                ecoTECH Energy Prepares for Site Construction of
                     Eco-Industrial Complex in McBride, BC
                     and Receives $55 Million Debt Financing

Feb 22, 2012 (ACCESSWIRE-TNW via COMTEX) -- In preparation for what will be one of the most advanced complexes of its type in North America, ecoTECH Energy Group, Inc. (OTCBB:ECTH) has begun to clear the McBride, British Columbia Lamming Mills site for its Aquaponics and Combined Heat and Power (CHP) facility that is slated for construction this Spring. The Canadian Ministry of Forests and Range has granted ecoTECH its Timber Mark Certificate and a local logging company has been contracted to selectively cut enough trees to allow room for the development, whilst retaining as many trees as possible on the site.

Only trees that must be cut for the complex will be cleared, with the larger, high quality timber sold to generate revenue for ecoTECH. The smaller trees and shrubs will be cleared and stockpiled at a later date to be used as the first biomass fuel for the 5 Megawatt carbon-neutral CHP plant to be built on the site. The CHP plant will provide the heat and electricity for the Aquaponics facility which will grow "beyond organic" fruits, vegetables and fish for the company's $61.3 million supply contract with Overwaitea Food Group Limited Partnership (OWFG), a division of the multi-billion dollar Jim Pattison Group of Companies. Product shipments are slated for the second quarter of 2013.

Taking "green" to the extreme, the facility will use the carbon dioxide gleaned from the ecoPHASER exhaust to augment the transpiration effect of the 8 hectares (approximately 20 acres) of oxygen-emitting plants which takes the facility from being "carbon neutral" to having a "carbon negative" output.

Financing for the McBride project has been addressed through a non-dilutive debt financing package from Corpfinance International Limited (CFI) to fund 60 percent, or CDN$55 Million. CFI is partially-owned by the Canada Life Assurance Company, a wholly owned subsidiary of The Great-West Life Assurance Company.

Importantly, ecoTECH is receiving support from all directions, including CFI (one of the largest capital pools in Canada), political support from the Village of McBride, regulatory committees and organizations. The economic opportunities involved with such a large, environmentally-friendly complex are unparalleled to revitalize the area.

Green technologies are moving progressively into the mainstream as the U.S. looks to wean itself off its dependence on foreign oil. Nothing could better exemplify the support being received more than some of America's biggest brands, including Nike (NYSE:NKE), Starbucks (NASDAQ:SBUX), Yahoo! (NASDAQ:YHOO) and Staples (NASDAQ:SPLS) sending a letter last week to Congressional leaders urging them to sign extensions for production tax credits for wind energy production. Most of these major companies are now deriving a portion of their power from green energy with initiatives for increases. Starbucks has a two-year goal to derive 100 percent of its energy from renewables. OWFG is moving forward with its own initiatives through its purchase agreement with ecoTECH. It would seem only a matter of time before another household name seeks-out ecoTECH and its pioneering products.

Government incentives and commercial consciousness are going to continue to drive growth in the renewable energy space with ecoTECH positioning itself as an industry leader with its CHP, Aquaponics and Garbage-to-Concrete (Gar-Crete) technologies. As such, the company poses a value proposition at its current price point of 50 cents with nearly $100 million in orders already on the books; orders which are base-level and expandable. Revenue of at least $6 million is expected in Q2 2012 from the delivery of the first of six Gar-Crete systems ordered by Hospital Medical Express of Ecuador. The first CHP facility will be under construction in a few months with the company intending to build five more in coming years with the proprietary technology it has been developing for three decades.